Sentio Healthcare Properties	FOR IMMEDIATE RELEASE

189 S. Orange Avenue, Suite 1700

Orlando, FL 32801

www.sentiohealthcareproperties.com

(407) 999-7679

Sentio Healthcare Properties Announces Limited Offer to

Purchase up to $35 Million of its Common Stock

(ORLANDO, FL) April 10, 2014 – Sentio Healthcare Properties, Inc. (“Sentio” or the “Company”), a real estate investment trust focused on healthcare-related real estate, today announced that, the Company has commenced a tender offer to purchase for cash up to $35 million (or approximately 4.1 million shares) of its issued and outstanding shares of common stock at $8.50 per share (the “Offer”). Unless extended, the Offer will expire at 5:00 p.m., Eastern Time, on Friday, May 23, 2014.

John Mark Ramsey, President and CEO of Sentio commented, “In response to the needs of some of our shareholders, the Offer is being made, in part, to provide a liquidity option that is not otherwise available.” The Company’s shares are not listed for trading on a securities exchange or over-the-counter market. The Offer price reflects the Company’s determination of an appropriate liquidity discount. There are no commissions or fees payable to the Company by stockholders in connection with participation in the Offer.

Neither the Company nor its Board of Directors has made any recommendation to any stockholder as to whether to tender or refrain from tendering their shares.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The full details of the Offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, the Letter of Transmittal and other related materials, which the Company will distribute to stockholders and has filed with the Securities and Exchange Commission (the “SEC”). Stockholders may obtain free copies of the Offer to Purchase, the Letter of Transmittal and other related materials that we have filed with the SEC at the SEC’s website at http://www.sec.gov or by calling Georgeson Inc., the information agent for the Tender Offer, at (866) 785-7395 (toll free). Questions and requests for assistance by stockholders may be directed to Georgeson Inc. at (866) 785-7395 (toll free). In addition, stockholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at www.sentiohealthcareproperties.com or by directing a request to Georgeson, Inc., 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, or by phone at (866) 785-7395 (toll free).

About Sentio Healthcare Properties, Inc.
Sentio Healthcare Properties, Inc. is a public, non-listed, real estate investment trust which invests exclusively in healthcare-related real estate, and is committed to delivering strong and reliable returns to investors. The Company features a diversified portfolio of senior housing and medical properties throughout the United States. Their portfolio offers diversity in many areas including asset type, geographic location, operators and payor mix. The Company is led by a team of healthcare real estate industry veterans at Sentio Investments, LLC, the Company’s advisor. Their core objective is to tailor a capital structure that complements the operating platform of developers and owner/operators, recognizing that each is unique in its approach and service to the healthcare industry. (www.sentiohealthcareproperties.com)

This press release may contain forward-looking statements. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Media Contact:

Martha R. Burn, 407-999-7679

mburn@sentioinvestments.com

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